EXHIBIT 24

POWER OF ATTORNEY

The undersigned hereby appoints HUDSON LA FORCE III, MARK A. SHELNITZ, and MICHAEL W. CONRON as his/her true and lawful attorneys-in-fact for the purpose of signing the Annual Report on Form 10-K of W. R. GRACE & CO. for the year ended December 31, 2015, and all amendments thereto, to be filed with the Securities and Exchange Commission. Each of such attorneys-in-fact is appointed with full power to act without the others.

H. Furlong Baldwin	/s/ H. Furlong Baldwin
Robert F. Cummings, Jr.	/s/ Robert F. Cummings, Jr.
Diane H. Gulyas	/s/ Diane H. Gulyas
Jeffry N. Quinn	/s/ Jeffry N. Quinn
Christopher J. Steffen	/s/ Christopher J. Steffen
Mark E. Tomkins	/s/ Mark E. Tomkins

Dated: February 25, 2016